Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The preliminary unaudited pro forma condensed combined financial information and notes thereto set forth below give effect to the acquisition (the “CareFusion Acquisition”) of CareFusion Corporation (“CareFusion”) and related financing transactions (collectively, the “Transactions”) as if they had occurred as of October 1, 2013, with respect to the statements of income. Certain financial information of CareFusion as presented in its consolidated statement of income has been reclassified to conform to the historical presentation of BD’s consolidated statement of income for purposes of preparation of the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information shows the impact of the CareFusion Acquisition on the combined income statement under the acquisition method of accounting with BD treated as the acquirer. Under this method of accounting, identifiable tangible and intangible assets acquired and liabilities assumed are recorded by BD at their estimated fair values as of the date the CareFusion Acquisition is completed. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed is recognized as goodwill. The purchase price allocation adjustments are estimates and may be further refined as additional information becomes available following completion of the CareFusion Acquisition.

The unaudited pro forma condensed combined financial information has been prepared by management in accordance with the regulations of the SEC and is not necessarily indicative of the condensed consolidated results of operations that would have been realized had the CareFusion Acquisition occurred as of the dates indicated above, nor is it meant to be indicative of any anticipated condensed future results of operations that the combined company will experience after the CareFusion Acquisition. As required, the unaudited pro forma condensed combined financial information includes adjustments which give effect to events that are directly attributable to the CareFusion Acquisition and are factually supportable; as such, any planned adjustments affecting the balance sheet, income statement, or shares of common stock outstanding subsequent to the CareFusion Acquisition completion date are not included. The accompanying unaudited pro forma condensed combined income statement also does not include any expected cost savings or restructuring actions which may be achievable subsequent to the CareFusion Acquisition or the impact of any non-recurring activity and one-time transaction related costs.

The acquisition closed on March 17, 2015. The value of the consideration transferred for accounting purposes was based on the closing share price of BD’s stock on the last trading day prior to the closing date of the transaction.

The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with (i) the audited consolidated financial statements (and notes thereto) of BD for the years ended September 30, 2014, 2013 and 2012 (which are available in BD’s Annual report on Form 10-K for the fiscal year ended September 30, 2014, as revised by Exhibit 99.2 to BD’s Current Report on Form 8-K, filed with the SEC on March 13, 2015) and the unaudited condensed consolidated financial statements (and notes thereto) of BD for the six month period ended March 31, 2015 (which are available in BD’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015) and (ii) the audited consolidated financial statements (and notes thereto) of CareFusion for the years ended June 30, 2014, 2013 and 2012 and the unaudited condensed consolidated financial statements (and notes thereto) of CareFusion for the three month period ended September 30, 2014 (which are both available as Exhibit 99.1 to BD’s Current Report on Form 8-K, filed with the SEC on December 4, 2014) and the unaudited condensed consolidated financial statements (and notes thereto) of CareFusion for the six month period ended December 31, 2014 (which are available as Exhibit 99.2 to BD’s Current Report on Form 8-K, filed with the SEC on March 17, 2015).

BECTON, DICKINSON AND COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED MARCH 31, 2015

(Millions of dollars, except per share data)	Historical BD	Historical CareFusion(1)	Reclassifications(2)	Acquisition Adjustments (3)	Financing Adjustments (3)	Note References		Pro Forma Combined
Revenues	$4,102	$2,066	$—	$—	$—			$6,168

Cost of products sold	2,011	1,091	—	190	—	5	a	3,292
Selling and administrative expense	1,055	558	10	11	—	4, 5	a	1,634
Research and development expense	258	103	—	—	—			361
Restructuring and acquisition integration charges	—	198	(198)	—	—	4		—
Acquisition-related costs	136	—	188	(304)	—	4, 5	d	20
Share of net (earnings) loss of equity method investee	—	(5)	5	—	—	4		—

Total operating costs and expenses	3,460	1,945	5	(104)	—			5,306

Operating income	642	121	(5)	104	—			862
Interest expense	(167)	—	(50)	13	4	4, 5	b	(200)
Interest income	19	—	1	—	—	4		20
Other income (expense), net	17	(61)	53	—	—	4		9

Income before income taxes	510	60	—	116	4			690
Income tax provision (benefit)	58	(49)	—	41	1	5	c	51

Net income	$452	$109	$—	$76	$2			$639

Income per Common Share:
Basic	$2.32							$3.04
Diluted	$2.28							$2.97

Weighted average number of shares outstanding:
Basic	194.4			15.9				210.3
Diluted	198.5			17.0				215.5

Amounts may not add due to rounding.

(1)	CareFusion’s historical statement of income was calculated for the six months ended March 31, 2015 by adding the results for the three months ended December 31, 2014 to the results for the three months ended March 31, 2015.
(2)	See Note 4 to the Unaudited Pro Forma Condensed Combined Financial Statements.
(3)	See Note 5 to the Unaudited Pro Forma Condensed Combined Financial Statements.

BECTON, DICKINSON, AND COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2014

(Millions of dollars, except per share data)	Historical BD	Historical CareFusion(1)	Reclassifications(2)	Acquisition Adjustments (3)	Financing Adjustments (3)	Note References		Pro Forma Combined
Revenues	$8,446	$3,842	$—	$—	$—			$12,288

Cost of products sold	4,145	1,934	14	423	—	4, 5	a	6,516
Selling and administrative expense	2,145	1,061	29	22	—	4, 5	a	3,257
Research and development expense	550	190	—	—	—			740
Restructuring and acquisition integration charges	—	43	(43)	—	—	4		—
Gain on sale of assets	—	(4)	4	—	—	4		—
Share of net (earnings) loss of equity method investee	—	(3)	3	—	—	4		—

Total operating costs and expenses	6,840	3,221	7	445	—			10,513

Operating income	1,606	621	(7)	(445)	—			1,775
Interest expense	(135)	—	(89)	24	(213)	4, 5	b	(413)
Interest income	46	—	3	—	—	4		49
Other income (expense), net	5	(89)	93	—	—	4		9

Income from continuing operations before income taxes	1,522	532	—	(420)	(213)			1,420
Income tax provision	337	115	—	(147)	(75)	5	c	230

Income from continuing operations	$1,185	$417	$—	$(273)	$(138)			$1,191

Income from continuing operations per common share:
Basic	$6.13	$1.99						$5.69

Diluted	$5.99	$1.96						$5.55
Weighted average number of shares outstanding:
Basic	193.3			15.9				209.2
Diluted	197.7			17.0				214.7

Amounts may not add due to rounding.

(1)	CareFusion’s statement of income for the fiscal year ended June 30, 2014.
(2)	See Note 4 to the Unaudited Pro Forma Condensed Combined Financial Statements.
(3)	See Note 5 to the Unaudited Pro Forma Condensed Combined Financial Statements.

Note 1 – Description of CareFusion Acquisition

On March 17, 2015, pursuant to a definitive agreement announced on October 5, 2014, BD acquired a 100% interest in CareFusion, a global medical technology company with a comprehensive portfolio of products in the areas of medication management, infection prevention, operating room and procedural effectiveness, and respiratory care, to create a global leader in medication management and patient safety solutions. Under the terms of the transaction, CareFusion shareholders received $49.00 in cash and 0.0777 of a share of BD for each share of CareFusion. The value of the total consideration transferred for accounting purposes was based on the closing share price of the BD’s stock on the last trading day prior to the closing date of the transaction. The fair value of consideration transferred was $12.538 billion and consisted of the components below.

(Millions of dollars)
Cash consideration	$10,085
Noncash consideration-fair value of shares issued	2,269
Noncash consideration-fair value of stock options and other equity awards	184

Total consideration transferred	$12,538

The acquisition date fair value of BD’s ordinary shares issued to CareFusion shareholders was calculated per the following (shares in millions):

(Millions of dollars, except per share data)
Total CareFusion shares outstanding	205.3
Conversion factor	0.0777

Number of the BD’s shares issued	15.9
Closing price of the BD’s stock on March 16, 2015	$142.29

Fair value of the BD’s issued shares	$2,269

As part of its plan for financing the cash requirements relative to this acquisition, BD issued senior unsecured notes in December 2014 with a total aggregate principal amount of $6.2 billion. Also in December 2014, BD entered into a 364-day term loan agreement that provides for a $1 billion term loan facility, the proceeds under which could only be used to pay the cash consideration due pursuant to the CareFusion acquisition agreement, as well as to pay financing fees, other related fees and other expenses associated with the CareFusion acquisition. Additionally in anticipation of the CareFusion closing, BD entered into a commercial paper program, in January 2015, under which it may issue up to $1 billion in short-term, unsecured commercial paper notes.

Note 2 – Basis of Pro Forma Presentation

The unaudited pro forma condensed combined income statements show the impact of the CareFusion acquisition on the combined statements of income under the acquisition method of accounting with BD treated as the acquirer. The acquisition method of accounting, provided by ASC 805 Business Combinations, uses the fair value concepts defined in ASC 820 Fair Value Measurement. Under this method of accounting, assets and liabilities are recorded at estimated fair values, where fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” The fair values of CareFusion’s identifiable tangible and intangible assets acquired and liabilities assumed were based on fair value estimates as of March 17, 2015, the date of acquisition. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed was recognized as goodwill. The Company is in the process of finalizing the allocation of the purchase price to the individual assets acquired and liabilities assumed. The preliminary allocations of the purchase price as of March 31, 2015 provide a reasonable basis for estimating the fair values of assets acquired and liabilities assumed. These provisional estimates will be adjusted upon the availability of further information regarding events or circumstances which existed at the acquisition date and such adjustments may be significant. Increases or decreases in the fair value of certain balance sheet amounts and other items of CareFusion as compared to the preliminary allocations may change the amount of the acquisition accounting adjustments to goodwill and other assets and liabilities and may impact the income statement due to adjustments in yield and/or amortization of adjusted assets and liabilities.

Note 3 – Conforming Accounting Policies

BD conducted a review of CareFusion’s accounting policies to determine if differences in accounting policies required reclassification of CareFusion’s historical results of operations to conform to BD’s accounting policies and classifications for purposes of presenting the unaudited pro forma condensed combined income statements. BD did not identify any material differences between the accounting policies of the two companies and accordingly, these unaudited pro forma condensed combined income statements do not assume any material differences in accounting policies between the two companies.

Note 4 – Reclassifications

The following reclassifications were made to the unaudited pro forma condensed combined income statements for the fiscal year ended September 30, 2014 and for the six months ended March 31, 2015:

Description	September 30, 2014 Increase / (Decrease)	March 31, 2015 Increase / (Decrease)
	(Millions of dollars)
Cost of products sold	$14	$—
Selling and administrative expense	29	10
Restructuring and acquisition integration charges	(43)	(198)
Gain on sale of assets	4	—
Acquisition-related costs	—	188
Share of net (earnings) loss of equity method investee	3	5
Interest expense	(89)	(50)
Interest income	3	1
Other (expense) income, net	93	53

Note 5 – Unaudited Pro Forma Condensed Combined Income Statement Adjustments

This note should be read in conjunction with “Note 1 – Description of CareFusion Acquisition,” “Note 2 – Basis of Pro Forma Presentation,” “Note 3 – Conforming Accounting Policies,” and “Note 4 – Reclassifications.” Adjustments included in the columns “Acquisition Adjustments” and “Financing Adjustments” to the accompanying unaudited pro forma condensed combined income statement for the fiscal year ended September 30, 2014 and the six months ended March 31, 2015 are represented by the following:

a.	Amortization and depreciation

This adjustment represents the increased amortization for the fair value of identified intangible assets with definite lives for the fiscal year ended September 30, 2014 and the six months ended March 31, 2015. The following table shows the pre-tax impact on amortization expense:

Description	Weighted Average Useful life	Fair value	September 30, 2014	March 31, 2015
		(Millions of dollars)
Developed Technology	12.3	$2,510	$207	$103
Other Intangibles	15.4	3,825	303	131
Less: Historical amortization			(87)	(44)

Additional amortization			$423	$190

The adjustment to selling and administrative expense of $22 million and $11 million for the fiscal year ended September 30, 2014 and the six months ended March 31, 2015, respectively, is related to fair value step up and corresponding increased depreciation of property, plant, and equipment. The income statement effect of the fair value step-up to increase the book value of CareFusion’s inventory is not reflected as such adjustment is not recurring in nature.

b.	Interest Expense

The adjustments represent the net changes in interest expense for the fiscal year ended September 30, 2014 and the six months ended March 31, 2015 taking into consideration the interest costs incurred by BD on additional borrowings for financing the CareFusion acquisition as well as amortization of the fair value step-up on CareFusion’s existing debt. The adjustment for the six months ended March 31, 2015 additionally reflects the elimination of financing costs recorded during the period. Refer to the table below for the breakdown of this amount:

Description	September 30, 2014 Increase / (Decrease)	March 31, 2015 Increase / (Decrease)
	(Millions of dollars)
Amortization of fair value step-up on existing debt	$(24)	$(13)
Interest on additional borrowings	213	98
Financing costs recorded during the period	—	(102)

c.	Provision for income taxes

This adjustment represents the tax effects of all the adjustments described in Notes 5a. and 5b. above using BD’s statutory rate.

d.	Represents $133 million and $171 million of restructuring and integration costs recorded by BD and CareFusion, respectively, for the six months ended March 31, 2015.